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                                   ITEM 6. (A)

                                   EXHIBIT 11

                STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
             (DOLLARS IN THOUSANDS, EXCEPT FOR NET INCOME PER SHARE)


                                         QUARTER ENDED     NINE MONTHS ENDED
                                         SEPTEMBER  30,      SEPTEMBER  30,
                                       ------------------  ------------------
                                         1999      1998      1999      1998
                                       --------  --------  --------  --------
Net income                             $  6,623  $  5,784  $ 18,151  $ 17,767
Less:  Preferred stock dividend              42        44       126       128
                                       --------  --------  --------  --------
Net income applicable to common stock  $  6,581  $  5,740  $ 18,025  $ 17,639

Weighted average common shares
outstanding                             919,810   926,579   919,810   928,216

Net Income per common share-basic
 and diluted                           $   7.15  $   6.20  $  19.59  $  19.01
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